Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES AMENDMENT AND RESTATEMENT
OF ITS REVOLVING CREDIT FACILITY

OCTOBER 25, 2010 – DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) (the “Company”) announced today that, effective October 22, 2010, Reddy Ice Corporation, a Nevada corporation and wholly-owned subsidiary of the Company (“Reddy Corp”), amended and restated its revolving credit facility with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Amended and Restated Credit Agreement”).

The Amended and Restated Credit Agreement does not change the size of the Company’s $50 million revolving credit facility.  The revolving credit facility may be used by Reddy Corp for working capital and general corporate purposes.  Macquarie Bank Limited is the sole lender under the Amended and Restated Credit Agreement.

“We are pleased to be able to execute this amended credit facility with Macquarie Bank Limited, one of our existing lenders,” commented Chief Executive Officer and President Gilbert M. Cassagne.  “This amended credit facility with Macquarie provides us with enhanced business flexibility, significantly less restrictive financial covenants and liquidity to continue to execute on our strategic plan and growth initiatives.”

Matthew Lancaster, Managing Director - Corporate and Asset Finance at Macquarie Bank Limited commented, “Having recently entered the Company’s credit facility in August 2010, we appreciate the opportunity to take an expanded role in Reddy Corp’s financing.”

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia. The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®. Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.